UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 3, 2011

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of the Federal Home Loan Bank of Atlanta (the "Bank") approved a new Annual Incentive Compensation Plan (the "Plan") for employees of the Bank, subject to review by the Federal Housing Finance Agency (the "Finance Agency"). On March 3, 2011, the Bank received the results of the Finance Agency's review of the Plan. Under the Plan, participating employees are eligible to earn annual performance awards based on achievement of specified goals for the year.

Senior management, including the Bank's named executive officers, may participate in the Plan, which is expected to be the primary form of annual variable compensation for these individuals. For 2010, the Bank's named executive officers were eligible to earn annual performance awards of between 25 percent and 96 percent of base salary (with higher amounts available only for significantly above-target performance) based on the Bank's return on equity, effective risk management and achievement of certain business results. Twenty-five percent of any earned amount in 2010 will be deferred and paid over three years. No amount will be earned if performance is below threshold levels for 2010. The Plan also sets forth the circumstances in which earned awards may be reduced or recovered based on restatements of past results or other events.

No future awards will be made under the Bank's Short-Term Incentive Compensation Plan or Long-Term Incentive Compensation Plan, which the Plan replaces. Final awards under the Long-Term Incentive Compensation Plan for the 2008-2010 performance period will be payable in 2011 in accordance with the previously disclosed terms of that plan.

The foregoing descriptions of the Plan and awards under the Plan are qualified by reference to the full text of the Plan and the Executive Award Letter for 2010, filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

    Annual Incentive Compensation Plan, effective March 3, 2011.
    Executive Award Letter for 2010 under the Annual Incentive Compensation Plan, effective March 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Federal Home Loan Bank of Atlanta

Date: March 9, 2011	By: /s/Jill Spencer
Jill Spencer,
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary